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                                                                    Exhibit 99.1


                                 PRESS RELEASE
                                 -------------


                           iMALL RAISES $10.7 MILLION
                      IN FIRST PHASE OF PRIVATE PLACEMENT


     STUDIO CITY, California, December 9, 1997 -- iMALL, Inc. (OTC-BB:IIML) today said it has raised gross proceeds of approximately $10.7 million in the first phase of a private placement to accredited investors of Units of the company's securities. The Units consist of shares of the company's 9% Convertible Preferred Stock and warrants to purchase its Common Stock.

     This placement is part of a larger private offering of Units for up to a maximum of $20 million.

     The company plans to use the net proceeds from the placement to increase its sales and marketing efforts, to retire debt, for further development of its hardware and software products, for capital expenditures and for working capital purposes.

     The Units, the shares of Preferred Stock, the Warrants and the shares of Common Stock issuable upon the conversion or exercise thereof will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company has agreed to use its best efforts to register for resale the Warrants and the Common Shares issuable upon conversion of the Preferred Shares and the exercise of the Warrants.

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